Exhibit 10.3

AMENDED AND RESTATED MARKETING AGREEMENT

AMENDED AND RESTATED MARKETING AGREEMENT (the “Agreement”), dated as of the 21st day of December, 2012, by and among (i) GOOD SAM ENTERPRISES, LLC, a Delaware limited liability company and successor by conversion from AFFINITY GROUP, INC. (“Good Sam”), (ii) CAMPING WORLD, INC., a Kentucky corporation and CWI, Inc., a Kentucky corporation (“CWI”) and a wholly owned subsidiary of Camping World (together, “Camping World”), and (iii) GMAC INSURANCE MARKETING, INC., a Missouri corporation (the “GMACI Agency”).

WITNESSETH:

WHEREAS, Good Sam, Camping World and the GMACI Agency are parties to that certain Choice Model Marketing Agreement dated as of January 21, 2011 (the “Existing Choice Model Agreement”); and

WHEREAS, Good Sam and Camping World, on the one hand, and the GMACI Agency, on the other hand, wish to amend and restate the Existing Choice Model Agreement and to establish a modified arrangement and agreement, all on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

Affiliate.  When used with respect to any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  With respect to investment partnerships, to the extent the organizational documents thereof require or permit a distribution of assets to partners and others upon the liquidation or winding up of the investment partnership or otherwise, the term “Affiliate” shall include such partners and others.

Agency Commissions.  The commissions, profits, co-op dollars and all other payments made to the Good Sam Insurance Agency by the Other Carriers for Insurance and Insurance Products issued to Good Sam Members and Camping World Customers through the Good Sam Insurance Agency contemplated by this Agreement.

Alternative Messaging.  Advertising which exclusively promotes and endorses the Branded Products, but which may provide a secondary message to the effect that if the Branded Products are not suitable for a Good Sam Member or Camping World Customer, the Good Sam Insurance Agency will make other options available or find alternative suitable insurance.  No names or logos of Other Carriers or the number of Other Carriers may be included as a part of Alternative Messaging.

Annual Direct Marketing Budget.  For any calendar year during the Term, the plan for marketing and the budget of marketing expenses to be incurred by the parties in connection with marketing and promoting the Branded Products through the Direct Marketing Activities during that year as established and as the same may be modified in accordance with Section V.5.

Annual Sponsor Marketing Budget.  For any calendar year during the Term, the plan for marketing and the budget of marketing expenses to be incurred by the parties in connection with marketing and promoting the Branded Products through the Sponsor Marketing Activities during that year as established and as the same may be modified in accordance with Section V.5.

Branded Products.  Insurance or Insurance Products that bear, or are marketed or solicited, using the Good Sam or Camping World trade name, trademark, service mark, logo or slogan.

Camping World.  See the first paragraph of this Agreement.

Camping World Customers.  Customers of Camping World or its subsidiaries, including, without limitation, its catalogues, online customers, retail stores, dealerships, service centers, rewards programs, other selling outlets and members of any of either of their present or future affinity or other clubs or membership organizations.

Camping World Customer Lists.  Lists of Camping World Customers maintained by Camping World and its subsidiaries.

Camping World’s Confidential Information.  See Article X.1.

Choice Platform.  The “choice model” program owned and operated by the Good Sam Insurance Agency through which Insurance and Insurance Products are marketed, offered and issued to Good Sam Members and Camping World Customers pursuant to the terms of this Agreement.

Cross-Marketed Products.  See Section V.7.

CWI.  See the first paragraph of this Agreement.

Direct Marketing Activities.  See Section V.1.

Direct Written Premiums.  For any period, gross premiums, less credits for premium cancellations and returns recorded and received by the GMACI Carrier with respect to the applicable policies during such period.

Effective Time.  See Article II.

Existing Camping World Policies.  The policies of Insurance or Insurance Products defined as “Existing Camping World Policies” in the Existing Choice Model Agreement.

Existing Camping World Policy Marketing Fee.  See Section VIII.4.

Existing Choice Model Agreement.  See the recitals of this Agreement.

Existing Choice Model Policies.  The policies of Insurance or Insurance Products defined as “New GMACI Carrier Policies” in the Existing Choice Model Agreement written between January 21, 2011 and December 31, 2012.

Existing Choice Model Policy Marketing Fee.  See Section VIII.5.

Existing Good Sam Policies.  The policies of Insurance or Insurance Products defined as “Existing Affinity Policies” in the Existing Choice Model Agreement.

Existing Good Sam Policy Marketing Fee.  See Section VIII.3.

GMACI Agency.  See the first paragraph of this Agreement.

GMACI Carrier.  Each Affiliate of the GMACI Agency that is licensed and authorized to issue Insurance and Insurance Products and that has entered into an agency agreement with the Good Sam Insurance Agency to offer Insurance and Insurance Products through the Choice Platform.

Good Sam.  See the first paragraph of this Agreement.

Good Sam’s Confidential Information.  See Article X.1.

Good Sam Insurance Agency.  The insurance agency operated by CWI or a successor insurance agency owned by Good Sam or an Affiliate of Good Sam.

Good Sam Members.  Members of any of the present or future Good Sam or other clubs or membership organizations, including the Good Sam Club, of Good Sam or its subsidiaries other than Camping World.

Good Sam Member Lists.  Lists of the Good Sam Members maintained by Good Sam or its subsidiaries.

Insurance and Insurance Products.  Any (i) automobile or recreational vehicle property and casualty insurance product, including Vehicle Coverage, homeowners insurance, motorcycle insurance, boat insurance, and personal umbrella insurance, but specifically excluding Warranty Coverage and roadside assistance services, and (ii) any other insurance products to which the parties mutually agree in writing should be included as Insurance and Insurance Products.

Management Standard.  See Section IV.6.

Marketing Expenses.  See Section V.4.

Marketing Fee.  See Section VIII.1(a).

Membership Publications. The written and electronic publications and communication vehicles owned, operated or controlled by Good Sam or Camping World or any of their subsidiaries where the primary recipients and readers are the Good Sam Members or Camping World Customers.

New GMACI Carrier Policies.  See Section VIII.1(a).

Non-Membership Publications. The written and electronic publications and communication vehicles owned, operated or controlled by Good Sam or Camping World or any of their subsidiaries which are not Membership Publications.

Notice of Breach.  See Section III.2(b).

Other Carrier.  An insurance company (other than the GMACI Carrier) that is licensed and authorized to issue Insurance and Insurance Products and that has entered into an agency agreement with the Good Sam Insurance Agency to offer Insurance and Insurance Products through the Choice Platform.

Other Carrier Sales.  Insurance or Insurance Products issued by Other Carriers to Good Sam Members and Camping World Customers through the Good Sam Insurance Agency.

Person.  An individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof, and shall include the plural thereof.

Point of Sale Materials.  The point of sale materials, retail flyers, catalogs and similar materials directed at the Good Sam Members and Camping World Customers.

Prior Camping World Agreements.  The agreements defined as Existing Camping World Agreements in the Existing Choice Model Agreement.

Prior Good Sam Agreements.  The agreements defined as Existing Affinity Agreements in the Existing Choice Model Agreement.

RV Insurance.  Vehicle Coverage for recreational vehicles.

Service Fee.  See Section VIII.2.

Sponsor Marketing Activities.  See Section V.2.

Term.  See Section III.1.

Vehicle Coverage.  Private passenger automobile liability and physical damage insurance coverages (which includes all insurance coverages reasonably related thereto, including, without limitation, comprehensive, collision, third party property damage and bodily injury liability coverages and personal injury protection).  Automobile includes private passenger automobiles, motorcycles and recreational vehicles, motor homes, travel trailers, minivans, sport utility vehicles, and other similar vehicles or items.  For the purpose of this Agreement, recreational vehicles or RVs include motor homes, travel trailers, 5th wheels, pop ups, and conversion vans.

Warranty Coverage.  Mechanical breakdown insurance and extended warranty or service contracts.

II

THE EFFECTIVE TIME

This Agreement shall become effective as of January 1, 2013 (the “Effective Time”).  This Agreement amends, restates and replaces the Existing Choice Model Agreement in its entirety.  This Agreement shall apply to all policies in effect at the Effective Time under the Existing Choice Model Agreement, the Prior Camping World Agreements or the Prior Good Sam Agreements.

III

TERM AND TERMINATION

1.            Term.  The term of this Agreement (the “Term”) shall commence at the Effective Time and shall extend, without interruption except to the extent otherwise expressly provided in this Agreement, until January 21, 2032.

2.            Termination.  In the event that either Good Sam or Camping World, on the one hand, or the GMACI Agency, on the other hand, fails to perform any of its obligations under this Agreement and such breach is material, the non-breaching party may deliver a written notice (a “Notice of Breach”) describing such violation or nonperformance in reasonable detail.  The breaching party shall have thirty (30) days in which to cure the violation or non-performance described in the Notice of Breach; and if such party does not cure such violation or non-performance  as aforesaid, the party delivering the Notice of Breach may terminate this Agreement as to the breaching party upon a further thirty (30) days’ written notice to the other party which termination shall take effect on the thirtieth (30th) day after delivery of such second notice.  In addition to or in place of delivery of notice of such termination, the non-breaching party may pursue at law or at equity any other rights or remedies (including specific performance) for any failure by the other party to perform any of its obligations hereunder.

3.            Effect of Expiration or Termination.  In the event of the expiration or termination of this Agreement, each party’s obligations for payment under this Agreement shall be as provided under Article VIII hereof.

IV

THE GOOD SAM INSURANCE AGENCY

1.            The Good Sam Insurance Agency.  The Good Sam Insurance Agency shall implement and operate the Choice Platform, which Choice Platform will include (a) Insurance and Insurance Products underwritten by the GMACI Carrier, including the Branded Products, (b) Insurance and Insurance Products offered by Other Carriers in accordance with Section IV.3, and (c) Cross-Marketed Products (as defined in Section V.7 below).  The Good Sam Insurance Agency shall offer Insurance and Insurance Products through a direct call center, online, by direct mail, in the Camping World retail stores, dealerships, service centers and other selling outlets, through the Direct Marketing Activities channels, the Sponsor Marketing Activities channels and through such other means to which the parties may agree from time to time.

a.                      The GMACI Agency shall be responsible for all efforts and management related to marketing and promotion of the Good Sam Insurance Agency and the Branded Products through the Direct Marketing Activities, including creative, printing, production, materials and other related services, and the GMACI Agency may, at its sole discretion, engage third parties to perform such services.  Camping World and Good Sam shall be responsible for all efforts and management related to the marketing and promotion of the Good Sam Agency through the Sponsor Activities.

b.                      The GMACI Agency shall carry out the Direct Marketing Activities as more specifically provided under, and in accordance with, Section V.1 and shall operate the call center and shall manage the sales process through the call center and online, including all receipt of quote information, quoting, binding and rate presentation, and customer service as more specifically provided under Article VI hereof.  Good Sam and Camping World shall carry out all Sponsor Marketing Activities as more specifically provided under, and in accordance with,  Section V.2 hereof.

2.            Exclusive Program.  The GMACI Carrier shall have the exclusive right to develop (a) the Branded Products using the “Good Sam” or “Company World” names or any other name that Good Sam or Camping World acquire or market under during the term of this Agreement, and (b) such other Insurance and Insurance Products that the parties may agree from time to time are to be branded with a name owned by Good Sam or Camping World or their direct and indirect subsidiaries and become Branded Products.  Neither Good Sam nor Camping World shall endorse or market any Branded Products or any other Insurance or Insurance Product other than those developed with the GMACI Carrier; provided, however, Good Sam and Camping World shall have the right to include Alternative Messaging.

3.            Other Carriers.

(a)                The Other Carriers with which the Good Sam Insurance Agency has entered into agency agreements prior to the date of this Agreement are set forth on Schedule A.  The Good Sam Insurance Agency shall maintain its contracts with the Other Carriers on their current terms unless the GMACI Agency, on the one hand and Good Sam and Camping World, on the other hand, mutually agree to any contractual changes.  Any changes to the Other Carriers, or the addition of any additional Other Carriers shall be subject to the mutual approval of the GMACI Agency, on the one hand and Good Sam and Camping World, on the other hand.  XXXXXXXXXX

(b)                During the sales process, the GMACI Agency will only present Insurance and Insurance Products written by Other Carriers to the Good Sam Members and Camping World customers to the extent that they are unable to sell Branded Products.  To the extent that Branded Products cannot be sold, the GMACI Agency will use good faith efforts to sell Insurance and Insurance Products written by Other Carriers. Agency Commissions paid to the Good Sam Insurance Agency by the Carriers shall be as negotiated by the Good Sam Insurance Agency with the Carriers. All Agency Commissions received from Other Carriers shall be shared between Good Sam and the GMACI Agency with the GMACI Agency receiving XXXXX of such Agency Commissions and Good Sam receiving XXXXX of such Agency Commissions in accordance with Section VIII.2.

4.            Renewal Rights.  The Good Sam Insurance Agency shall own and control all renewal rights and expirations on all Insurance and Insurance Products issued or sold through the Good Sam Insurance Agency, including to Good Sam Members or Camping World Customers, and shall have the sole and exclusive right to customer relationships with policyholders of Insurance and Insurance Products contemplated under this Agreement, including Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier.  If the GMACI Agency is party to any agency agreement with the GMACI Carrier that is inconsistent with this Section V.4., the GMACI Agency shall assign to the Good Sam Insurance Agency the renewal rights and expirations contemplated in this Section V.4.

5.            Management of the Good Sam Insurance Agency.  The business, property and affairs of the Good Sam Insurance Agency shall be owned exclusively by the Good Sam Insurance Agency and, except as otherwise set forth herein, the day to day operations of the Good Sam Insurance Agency shall be managed by the GMACI Agency.  Such day to day management decisions for the Good Sam Insurance Agency shall be made by the GMACI Agency, in consultation with Good Sam and Camping World, based upon the mutual best interests of the Good Sam Insurance Agency, the GMACI Agency, Good Sam Members, Camping World Customers, Good Sam and Camping World, always to the extent compliant with applicable law (the “Management Standard”).  The GMACI Agency shall not have the right to make management decisions (a) beyond the day to day operations, (b) changing legal structure or (c) outside of the ordinary course of business, all of which are reserved to Good Sam.

V

MARKETING OF INSURANCE AND INSURANCE PRODUCTS

1.            Direct Marketing Activities.  The GMACI Agency shall control and direct all marketing activities through all external channels including, but not limited to, the following (the “Direct Marketing Activities”):

(a)                 Direct mail to Good Sam Members and Camping World Customers;

(b)                On-line marketing, which shall include paid search, online display advertising and social media and shall not include email;

(c)                Referral programs;

(d)                Outbound calls and telemarketing made in an effort to market to, follow up with and cross sell to Good Sam Members and Camping World Customers;  and

(e)                Other miscellaneous marketing channels not controlled by Good Sam or Camping World or their affiliates.

The GMACI Agency may communicate through any channel with any current or former policyholders;

with individuals who have quoted with the GMACI Agency in the past; and with individuals who the GMACI Agency has access to their contact information through a means other than receiving it from Good Sam or Camping World for purposes of marketing the Branded Products.   The GMACI Agency will handle all creative design and marketing modeling analytics for, and will determine the appropriate timing and frequency of, all Direct Marketing Activities.  The Direct Marketing Activities shall be carried out in accordance with the Annual Direct Marketing Budget.  Good Sam and Camping World shall make the Good Sam Member List and the Camping World Customer List and, to the extent available, all data points currently provided in connection with the Existing Choice Model Agreement (as the parties may mutually agree in good faith to modify such items from time to time) at the relevant time intervals, provided that such intervals do not interfere with marketing campaigns of Camping World or Good Sam in a manner that could reasonably be anticipated to adversely affect response rates.  The Good Sam Member Lists and the Camping World Customer Lists shall only be used by the GMACI Agency for Direct Marketing Activities in connection with the sale of Branded Products and no other purposes whatsoever.  Direct Marketing Activities will continue to be carried out under the “New Good Sam Insurance Agency” campaign.

2.            Sponsor Marketing Activities.  Good Sam and Camping World shall control and direct all marketing activities through internal channels including, but not limited to, the following (the “Sponsor Marketing Activities”):

(a)                Emails to Good Sam Members and Camping World Customers;

(b)                Call Transfer from the Good Sam call centers to the Good Sam Insurance Agency call center managed by the GMACI Agency;

(c)                Print advertisements in Membership Publications and Non-Membership Publications;

(d)                Web advertising on Good Sam and Camping World branded or controlled websites;

(e)                 Marketing and sales by licensed agents at Camping World retail stores, service centers and dealerships;

(f)                   Statement stuffers inserts in mailings and customer communications; and

(g)                Other miscellaneous marketing channels that are controlled by Good Sam or Camping World or their Affiliates.

Good Sam and Camping World will handle all creative design for, and will determine the appropriate timing and frequency of, all Sponsor Marketing Activities. All Sponsor Marketing Activities and all of the Sponsor Marketing Activity channels shall exclusively market the Branded Products and the Good Sam Insurance Agency in accordance with the Annual Sponsor Marketing Budget and direct the customer to call the Good Sam Insurance Agency.

3.            Advertising.

a.                      The Insurance and Insurance Products offered by the Good Sam Insurance Agency pursuant to this Agreement shall be the exclusive program for marketing, promoting, selling, soliciting and negotiating the Insurance and Insurance Products to the Good Sam Members and Camping World Customers, including in the Camping World retail stores, dealerships and service centers.  All marketing, promoting, selling, soliciting and negotiating by the parties hereto of Insurance and Insurance Products to Good Sam Members and Camping World Customers shall exclusively promote the Branded Products and the Good Sam Insurance Agency (but may contain Alternative Messaging) and shall direct customers to go online or to call the Good Sam Insurance Agency to quote and purchase the Branded Products through the Good Sam Insurance Agency.

b.                      Good Sam and Camping World each agree, and agree to cause their subsidiaries, not to permit any other insurance carrier, including the Other Carriers, to advertise Insurance and Insurance Products in Good Sam’s or Camping World’s Membership Publications, in any Camping World retail store or service center or other selling outlets or in any Point of Sale Materials.  The Good Sam Insurance Agency will be the only Person permitted to advertise

Insurance and Insurance Products in Good Sam’s and Camping World’s Membership Publications, in all Camping World retail stores and other selling outlets and in all Point of Sale Materials; provided, however, that advertising by Camping World or Good Sam may include Alternative Messaging.

c.                      Notwithstanding anything to the contrary contained in this Agreement, Other Carriers and other providers of Insurance or Insurance Products may separately advertise Insurance and Insurance Products in marketing outlets that do not specifically market to Good Sam Members or Camping World Customers such as (a) recreational vehicle shows and events and Good Sam rallies not attended exclusively by Camping World Customers or Good Sam Members and (b) Non-Membership Publications, but such advertisements shall not include references that the Other Carrier or other  provider is a participant in the Choice Platform and/or is one of the participating Carriers of the Good Sam Insurance Agency.  From time to time, the parties may mutually agree that Other Carriers not be permitted to advertise in Non-Membership Publications or other marketing outlets.  Any such agreement shall be upon such terms and conditions, including compensation, as the parties mutually agree in writing as an amendment hereto.

4.            Marketing Expenses. Each of the GMACI Carrier, on the one hand, and Good Sam and Camping World, on the other hand, shall XXXXXXXXXX the following marketing expenses incurred in accordance with the Management Standard in connection with (a) printing and postage cost of direct mail marketing and associated cost of premium (gifted incentives for receiving quotes), paid search and online display advertising in connection with the Direct Marketing Activities in accordance with the Annual Direct Marketing Budget,  and (b) costs incurred by Camping World and/or Good Sam for print advertising, statement stuffers and associated cost of premium (gifted incentives for receiving quotes), and in store banner and signage production costs in connection with Sponsor Marketing Activities in accordance with the Annual Sponsor Marketing Budget  (the “Marketing Expenses”).  The portion of Marketing Expenses to be paid by Good Sam and/or Camping World for any period shall be allocated to each such party in the same proportion as Marketing Fees (as defined in Section VIII.1) are paid to such party for that period.  XXXXXXXXXX  It is understood and agreed that all other expenses incurred by the GMACI Agency in connection with the Direct Marketing Activities which are not considered Marketing Expenses, as set forth above, all marketing overhead expenses, hardware and software licensing fees (including amounts, other than software development costs, payable to Quomation following the date hereof under that certain agreement between Good Sam and Quomation), data processing expenses and staff expenses for database management shall be borne XXXXX by the GMACI Agency. It is understood and agreed that all other expenses incurred by the Good Sam or Camping World in connection with the Sponsor Marketing Activities which are not considered Marketing Expenses, as set forth above (including all Quomation software development costs) shall be borne XXXXX by Good Sam or Camping World.

5.            Annual Marketing Budgets.

a.                      The Annual Direct Marketing Budget will be set each year, and may be changed from time to time, by the GMACI Agency in its sole discretion.  The Annual Sponsor Marketing Budget will be set each year, and may be changed from time to time, by Good Sam and Camping World, in their sole discretion. The GMACI Agency shall deliver the Annual Direct Marketing Budget for the following calendar year to Good Sam and Camping World 60 days before the beginning of each year.  Camping World and Good Sam shall deliver the Annual Sponsor Marketing Budget for the following calendar year to the GMACI Agency 60 days before the beginning of each year.  The GMACI Agency, on the one hand, and Camping World and Good Sam, on the other hand, will deliver notification of any material modifications to the Annual Direct Marketing Budget or Annual Sponsor Marketing Budget, as applicable, to the other reasonably promptly following its making of any changes.  Each of the Annual Direct Marketing Budget and the Annual Sponsor Marketing Budgets will be set and modified in accordance with the Management Standard.

b.                      With respect to calendar year 2013, the Annual Direct Marketing Budget and Annual Sponsor Marketing Budget shall be delivered by January 31, 2013.

6.            Marketing Materials.  Good Sam and Camping World, on the one hand, and the GMACI Agency, on the other hand, shall deliver to the other, for the other’s prior written approval, the forms of all documents and printed materials contemplated for distribution which refer to the other party or its Affiliates, including, in the case of the GMACI Agency, the GMACI Carrier, and shall not distribute any such form of document prior to its receipt of written approval thereof from the other party.  No names or logos of any Other Carriers may be included without the consent of the GMACI Agency. Each party hereto agrees that a party’s trade names, trademarks, service marks, logos and slogans used by such party shall remain the sole and exclusive property of such party, and that such trade names, trademarks, service marks, logos and slogans, shall be used by a party only after receiving prior written approval from the owning party, and then only in connection with the services to be provided pursuant to the terms of this Agreement.  Each party hereto agrees to include in any forms of documents or printed materials any legal or other disclaimers reasonably required by the other party.  Except as expressly set forth herein, no prior written approval required under this Section V.6 shall be unreasonably withheld or delayed and such prior written approval shall be deemed to have been given if the other party does not respond in writing within ten (10) business days after the form of document or other material to be approved has been delivered to the other party pursuant hereto.

6.            Cross-Marketed Products.  The parties hereto also agree to market, quote and sell such other products as the parties hereto from time to time agree to market, quote and sell (collectively, the “Cross-Marketed Products”).  The compensation for selling such Cross-Marketed Products shall be on such terms and conditions as the parties mutually agree in writing as an amendment hereto.

7.            Cooperation.  Each of Good Sam, Camping World and the GMACI Agency shall designate an employee with decision-making authority to be available to the other party, by telephone or as otherwise agreed by the parties, to serve as a liaison with the other party for managing and overseeing the marketing and promotional activities contemplated by this Agreement.  Specifically, these employees shall work together in a spirit of cooperation to, among other things, develop Branded Products from time to time, review and agree to terms and conditions related to the marketing and sale of Cross-Marketed Products from time to time and to take such other actions as may be necessary or appropriate to consummate and effect completely the activities contemplated by this Agreement.

VI

CALL CENTER OPERATIONS

1.            Call Center.

i.                               The GMACI Agency shall exclusively manage and be responsible for all call center and online sales operations.  Such responsibilities shall include, but not be limited to, (i) training and education associated with the Insurance and Insurance Products, (ii) insurance services related to Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier, including, without limitation, premium billing, claims adjustment, claims processing and handling of policy inquiries, changes and renewals and ongoing underwriting decisions, (iii) managing the sales process with prospective and existing policyholders, (iv) managing all quoting, binding and rate presentation, through the call center or online, and (v) customer service.  For the avoidance of doubt, the GMACI Agency shall have no responsibility with respect to premium billing, claims adjustment, claims processing, and ongoing underwriting decisions for Insurance and Insurance Products written by the Other Carriers, unless otherwise expressly negotiated with the Other Carrier.

ii.                            The GMACI Agency shall dedicate a group of sales agents within its call center to handle all Choice Platform calls and supply overflow capacity from additional non-dedicated sales agents as necessary, and Good Sam agrees to cause the Good Sam Insurance Agency to make all necessary filings and take all action necessary to authorize these sales agents to transact business on the Good Sam Insurance Agency’s behalf.  The GMACI Agency agrees to expend a reasonable amount of research and development resources to refine and develop Insurance and Insurance Products, marketing strategies and operational procedures specifically designed for the sale of the Branded Products to Affinity Members and Camping World Customers.  The GMACI Agency shall perform its duties and activities as provided in this Agreement in accordance in all material respects with applicable law.

VIII

FEES

1.            Marketing Fee.

(a)                In consideration of developing the Branded Products and the Good Sam Insurance Agency contemplated under this Agreement, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency a fee (the “Marketing Fee”) on all Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier during the Term of this Agreement (the “New GMACI Carrier Policies”).  The Marketing Fee payable with respect to Good Sam Members shall be equal to XXXXX of Direct Written Premiums for RV Insurance and XXXXX of the Direct Written Premium for all other Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier to Good Sam Members.  The Marketing Fee payable with respect to Camping World Customers shall be equal to XXXXX of Direct Written Premiums for RV Insurance and XXXXX of the Direct Written Premium for all other Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier to Camping World Customers.

(b)                The GMACI Agency will continue to pay the Marketing Fee to the Good Sam Insurance Agency or its designee following the expiration or termination of this Agreement with respect to the New GMACI Carrier Policies in existence on the date of expiration or termination of this Agreement for as long as such New GMACI Carrier Policies remain in force.  Good Sam and Camping World agree, and agree to cause each of its subsidiaries, including the Good Sam Insurance Agency, not to target and directly market the policyholders of the New GMACI Carrier Policies to replace the New GMACI Carrier Policies.  More specifically, Good Sam and Camping World agree, and agree to cause each of its subsidiaries, including the Good Sam Insurance Agency, not to move the New GMACI Carrier Policies to another carrier (called a “book-roll”) unless the policyholder of the New GMACI Carrier Policy first initiates contact with the Good Sam Insurance Agency, requests quotes from Other Carriers and opts to move to such Other Carrier.

(c)                In the event the GMACI Agency terminates this Agreement for material breach by either Good Sam or Camping World, the GMACI Agency’s obligation to pay the Marketing Fees pursuant to this Section VIII.1 shall immediately terminate.

2.            Agency Commissions.  As a to compensate the GMACI Agency for the call center management, sales, and management of other functions outsourced to it by the Good Sam Insurance Agency pursuant to this Agreement, Good Sam shall cause the Good Sam Insurance Agency to pay to the GMACI Agency XXXXX of all Agency Commissions paid by the Other Carriers to the Good Sam Insurance Agency with respect to Insurance and Insurance Products underwritten, written or issued by the Other Carriers to Good Sam Members or Camping World Customers.  Such amount shall be paid during the Term and will continue to be paid following expiration or termination of this Agreement for any reason for all Insurance and Insurance Products for which Agency Commissions are being paid on the date of expiration or termination of this Agreement as long as the Good Sam

Insurance Agency continues to receive such Agency Commissions with respect to Insurance and Insurance Products underwritten, written or issued by Other Carriers to Good Sam Members or Camping World Customers.

3.            Existing Good Sam Policies.  For all Existing Good Sam Policies, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency or its designee a fee  (the “Existing Good Sam Policy Marketing Fee”) as follows:

(a)                XXXXX of Direct Written Premiums for Vehicle Coverage, including RV Insurance, except as provided under Sections VIII.3(d) and (e) below;

(b)                XXXXX of Direct Written Premium for new policies and XXXXX of Direct Written Premium on renewal business for Insurance and Insurance Products written through independent agents;

(c)                XXXXX of Direct Written Premium for homeowner Insurance and Insurance Products written through Homesite, except that in the states of Connecticut, Louisiana, Michigan, Minnesota, New Jersey, New York and Tennessee, the fee is XXXXX of Direct Written Premium on new policies and XXXXX on renewals;

(d)                XXXXX of Direct Written Premium for mobile homes written through Homesite; and

(e)                XXXXX of Direct Written Premium for private passenger automobile, motorcycle and snowmobile Insurance and Insurance Products and RV Insurance written through Progressive.

4.            Existing Camping World Policies.  For all Existing Camping World Policies, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency or its designee a fee (the “Existing Camping World Policy Marketing Fee”) as follows:

(a)                 XXXXX of Direct Written Premiums for Insurance and Insurance Products underwritten by NGIC or any of its Affiliates under the  Existing Camping World Agreements;

(b)                XXXXX of Direct Written Premium for homeowner Insurance and Insurance Products written through Homesite, except that in the states of Connecticut, Louisiana, Michigan, Minnesota, New Jersey, New York and Tennessee, the fee is XXXXX of Direct Written Premium on new policies and XXXXX on renewals;

(d)                XXXXX of Direct Written Premium for Insurance and Insurance Products underwritten by Progressive through a direct call center operated by the GMACI Agency or of any of its Affiliates as a result of a direct solicitation by the GMACI Carrier, NGIC or any of its Affiliates (except for boat and Texas full-timer RV Insurance the amount shall be XXXXX); and

(e)                XXXXX of Direct Written Premium for private passenger automobile and XXXXX for boat, motorcycle and snowmobile Insurance and Insurance Products and RV Insurance written through Progressive through Camping World licensed agents from leads generated from a Camping World retail store location or referred by Camping World employees or agents at Camping World retail store locations to the GMACI Agency or any of its Affiliates direct call center.

5.            Existing Choice Model Policies.  For all Existing Choice Model Policies, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency or its designee a fee (the “Existing Choice Model Policy Marketing Fee”) as follows: (a) XXXXX of Direct Written Premiums for RV Insurance and (b) XXXXX of the Direct Written Premium for all other Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier to Good Sam Members or Camping World Customers.

6.            Reporting of Fees and Expenses and Payment.

(a)                Within thirty (30) days following the expiration of each month for which Marketing Fees, Existing Good Sam Policy Marketing Fees, Existing Camping World Policy Marketing Fees or Existing Choice Model Policy Marketing Fees are payable, the GMACI Agency shall remit payment, by wire transfer, to the Good Sam Insurance Agency or its designee as the case may be the Marketing Fees, Existing Good Sam Policy Marketing Fees and Existing Camping World Policy Marketing Fees earned for the prior month.

(b)                Within thirty (30) days following the expiration of each month for which Service Fees are payable, Good Sam agrees to cause the Good Sam Insurance Agency to (i) transmit to the GMACI Agency an accounting of all Agency Commissions earned during the prior month, and (ii) shall either remit to the GMACI Agency, by wire transfer, the Service Fees earned for the prior month or instruct the GMACI Agency to deduct the amount of such Service Fees earned from the next payment due under Section 6(a).

(c)                Following the expiration of any month during which any party incurs Marketing Expenses, such party shall transmit to the other party an invoice setting forth the type of marketing activity, total cost of activity, vendor, date of service and a copy of actual invoices received from any third-party vendors.  The GMACI Agency shall increase or decrease the amount of the payment due under Section 6(a) in an amount such that the Marketing Expenses are borne in accordance with Section V.4 of this Agreement and shall provide an accounting of such increase or decrease to Good Sam and Camping World on a monthly basis.

7.            Survival. The provisions of this Article VIII shall survive expiration or termination of this Agreement for any reason.

8.            Right to Offset.  The GMACI Agency, on the one hand, and Good Sam and Camping World, on the other hand, shall be entitled to set off any undisputed indebtedness, amounts or obligations owed by it to the other party against any and all undisputed indebtedness, amounts or other obligations owed to it by the other party.

IX

OTHER MARKETING AGREEMENTS

a.                      Cross-Selling.  It is the intention of Good Sam, Camping World and the GMACI Agency that they and their respective subsidiaries and Affiliates pursue other cross selling opportunities and that they reasonably compensate each other therefor on an actual volume basis.  Nothing in this Section IX.1. shall be deemed to require either party to make efforts on behalf of the other party outside of the normal course of its business or if such would interfere with the other party’s business or otherwise diminish the provisions of this Agreement.

b.                      Recreational Vehicle Business.  Each of Good Sam, Camping World and the GMACI Agency agrees to collaborate in order to enhance the other’s business as relates to recreational vehicles.  Such collaboration may include the sharing of customer lists, reports and other database information, but only to the extent such party is legally entitled to do so.  The confidentiality provisions of Article X shall apply to each of the parties hereto and each of their respective Affiliates with respect to the information shared by the other party to the same extent they apply to the parties in Article X below.

X

CONFIDENTIALITY

1.            Good Sam Member and Camping World Customer Information.  The GMACI Agency agrees that, all lists, records and information relating to Good Sam Members, including, without limitation, the Good Sam Member List, and all marketing materials, information, techniques and renewal materials, in each case whether oral or written, and whether or not labeled as confidential by Good Sam (collectively, “Good Sam’s Confidential Information”) is confidential and proprietary to Good Sam and shall be received in confidence by the GMACI Agency and the GMACI Agency will not use, disclose, reproduce or dispose of such information in any manner except as expressly provided herein.  Good Sam agrees that, except to the extent included as part of Good Sam’s Confidential Information, the marketing materials, information and techniques provided by the GMACI Agency to Good Sam with respect to solicitations hereunder, and all other proprietary non-public information provided by the GMACI Agency to Good Sam, whether oral or written, and whether or not labeled as confidential by the GMACI Agency, is confidential and proprietary to the GMACI Agency and will be received in confidence by Good Sam, and Good Sam will not use, disclose reproduce or dispose of such information in any manner except as provided herein.  At no time will the GMACI Agency solicit active or inactive Good Sam Members or Camping World Customers for products or services without prior written approval from Good Sam or Camping World, as applicable.  The GMACI Agency agrees that all lists, records and information relating to Camping World Customers, including, without limitation, the Camping World Customer List, and all marketing materials, information, techniques and renewal materials, in each case whether oral or written, and whether or not labeled as confidential by Camping World (collectively, “Camping World’s Confidential Information”) is confidential and proprietary to Camping World and shall be received in confidence by the GMACI Agency and the GMACI Agency will not use, disclose, reproduce or dispose of such information in any manner except as expressly provided herein.  Camping World agrees that, except to the extent included as part of Camping World’s Confidential Information, the marketing materials, information and techniques provided by the GMACI Agency to Camping World with respect to solicitations hereunder, and all other proprietary non-public information provided by the GMACI Agency to Camping World, whether oral or written, and whether or not labeled as confidential by the GMACI Agency, is confidential and proprietary to the GMACI Agency and will be received in confidence by Camping World, and Camping World will not use, disclose reproduce or dispose of such information in any manner except as provided herein.  At no time will the GMACI Agency solicit active or inactive Camping World Customers for products or services without prior written approval from Camping World.

2.            Confidential Information.  The GMACI Agency hereby agrees on behalf of itself and each of its Affiliates and each of Good Sam and Camping World hereby agrees on behalf of itself and each of its respective Affiliates that it has received, and may be receiving, from the other parties hereto information that is confidential and highly proprietary, which confidential and highly proprietary information may include customer lists, customer reports, reserve information, renewal information and other information relating to the business and operations of such other party and such party hereby agrees that it has kept, and will continue to keep, such confidential information confidential, and will use such information only as may be required to perform its obligations under this Agreement and it has not used, and it will not use, such information except as may otherwise be permitted under this Agreement (it being understood that such confidential information may be so disclosed to the extent necessary or required in order to comply with applicable law, rule or regulation or for legal, administrative or regulatory reasons or in order to enforce any rights hereunder).

3.            Employee Non-Solicitation.  During the Term, each party hereby agrees on behalf of itself and each of its Affiliates that it will not, directly or indirectly, solicit for employment or hire or retain any employee or advisor or agent of the other party or of the other party’s affiliates; provided that the foregoing provision will not prevent any solicitation of employment not specifically directed toward the other party’s or such other party’s affiliates employees, advisors or agents.

4.            Survival. Sections X.1 and X.2 shall survive expiration or termination of this Agreement for any reason.

XI

REPRESENTATIONS AND WARRANTIES

1.            Good Sam and Camping World Representations and Warranties.  Each of Good Sam and Camping World represents and warrants to the GMACI Agency, as follows:

(a)                the execution and delivery of this Agreement has been duly authorized and adopted by all necessary corporate action and it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

(b)                its obligations under this Agreement are legal, valid and binding obligations enforceable against it in accordance with its terms.

(c)                it is not a party to, or is bound by, any contractual agreement or instrument which would prevent or impede or restrict its performance under this Agreement.

(d)                the Good Sam Insurance Agency has obtained such licenses and permits as are required to sell, solicit and negotiate property and casualty insurance as contemplated under this Agreement.

(e)                during the Term hereof, it shall continue to maintain all licenses, permits and authorizations as are necessary in order for it to perform with its obligations hereunder and in performing its obligations under this Agreement, it will comply with all applicable laws and regulations applicable to it.

(f)                   during the Term hereof, it shall maintain insurance of the types and amounts as are reasonable and customary in consideration of its obligations hereunder.

2.            The GMACI Agency Representations and Warranties.  The GMACI Agency represents and warrants to each of Good Sam and Camping World as follows:

(a)                the execution and delivery of this Agreement has been duly authorized and adopted by all necessary corporate action and it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

(b)                its obligations under this Agreement are legal, valid and binding obligations enforceable against it in accordance with its terms.

(c)                it is not a party to, or is bound by, any contractual agreement or instrument which would prevent or impede or restrict its performance under this Agreement.

(d)                 during the Term hereof, it shall continue to maintain all licenses, permits and authorizations as are necessary in order for it to perform with its obligations hereunder and in performing its obligations under this Agreement, it will comply with all applicable laws and regulations applicable to it.

(e)                during the Term hereof, it shall maintain insurance of the types and amounts as are reasonable and customary in consideration of its obligations hereunder.

XII

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

Except as may be otherwise provided under this Agreement, neither party will make any use of trademarks, service marks, logos or other intellectual property owned by, licensed to or used by the other without first obtaining the other’s written consent, such consent not to be unreasonably withheld or delayed, except as otherwise provided herein.  All intellectual property owned by a party is and will remain the property of such party.  During the term of this Agreement, Good Sam and Camping World hereby grant to the GMACI Agency a royalty-free license to use the name “Good Sam Insurance Agency” in connection with the services to be provided by the GMACI Agency pursuant to this Agreement.  Good Sam and Camping World each grant the GMACI Agency a royalty-free license to use the proprietary name chosen for each Branded Product in connection with the services to be provided by the GMACI Agency pursuant to this Agreement.

XIII

RECORDS AND REPORTS

Each party will maintain, for the period required by applicable law, records relating to its performance of its obligations under this Agreement, including all proofs of enrollment.  Each party, together with such party’s representatives, will have the right, at its sole expense, upon reasonable notice to other party and during the other party’s normal business hours, to inspect and copy the other party’s data and records in order to verify that such other party’s performance hereunder has complied with its obligations under this Agreement, and such other party will cooperate to the extent reasonably requested in connection with any such inspection and copying.  During the Term and for such period after the Term for which Marketing Fees, Existing Good Sam Policy Marketing Fees, Existing Camping World Marketing Fees, Existing Choice Model Policy Marketing Fees or Agency Commissions, as applicable, are required to be paid under Article VIII, each party shall provide to the other such information as is reasonably requested by any of the parties hereto regarding insurance marketing activities, and the amount of Direct Written Premiums received for Insurance and Insurance Products as contemplated hereunder.  Reports containing such information shall be substantially in the form, and shall be supplied with such frequency, as may be mutually agreed by the parties hereto.

XIV

MISCELLANEOUS

1.            No Agency.  Except as expressly provided in this Agreement, neither the GMACI Agency, on the one hand, nor Good Sam or Camping World, on the other hand, shall hold itself out as being the agent, representative, employee or the principal of any other party.  This Agreement does not make any party hereto the agent of the other, nor does it create a partnership, a consortium, an association, a joint venture, or any form of juristic person or entity.  Except as the parties may otherwise agree pursuant to separate agency or other agreements, no party hereto shall have any authority or right to assume or create obligations of any kind or nature, express or implied, on behalf of, or in the name of any other party, nor to accept service of any legal process of any kind addressed to or intended for any other party, nor to bind any other party in any respect, without the specific prior written authorization of such other party.

2.            Indemnification.  Each of Good Sam and Camping World, on the one hand, and the GMACI Agency, on the other hand, agrees to indemnify and hold harmless the other party and the subsidiaries and Affiliates of the other party and its and their respective employees, officers, directors, shareholders and agents, from and against any and all claims, demands, losses, damages, liabilities, causes of action, judgments, awards, penalties, interest and costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of, or resulting from, in whole or in part, the performance by the other party (or any of its or their respective employees, officers, directors, shareholders, agents, subsidiaries and Affiliates) of its respective obligations under this Agreement.  This Section XIV.2 shall survive expiration or termination of this Agreement for any reason.

3.            Assignment.  Neither Good Sam or Camping World, on the one hand, nor the GMACI Agency, on the other hand, shall, directly or indirectly, sell, assign or transfer (other than a pledge, transfer or collateral assignment to or for the benefit of a lender) any of its rights or obligations contemplated under this Agreement without first obtaining the written consent of the other party; provided, however, that a party may assign its rights and obligations under this Agreement to an Affiliate following notice to the other parties.  This Agreement shall inure to the benefit of and be binding upon the parties, their permitted successors, trustees, assigns, receivers and legal representatives but shall not inure to the benefit of any other person or entity, except as specifically contemplated by Section XIV.3.

4.            Entire Agreement; Amendment.  This Agreement contains the entire and only agreement between the parties with respect to the subject matter hereof, and no oral statements or representations or prior written matter not contained herein or therein shall have any force or effect.  This Agreement may not be modified in any way except by a writing subscribed by the parties by their duly authorized representatives.  No amendment of this Agreement or its exhibits or schedules shall be of any force or effect unless reduced to writing and executed in writing by the parties.

5.            Notices.  All notices under this Agreement must be in writing and shall be delivered by (i) certified or registered mail, postage prepaid, return receipt requested, or (ii) nationally recognized overnight commercial courier or delivery service, or (iii) by facsimile transmission as follows:

To the GMACI Agency:

GMAC Insurance Marketing, Inc.

500 West 5th Street

Winston-Salem, NC 27101

Attention:  President

Telephone:                        (336) 435-3245

Facsimile:                              (336) 435-3757

With a copy to (which shall not constitute notice):

GMAC Insurance Marketing, Inc.

59 Maiden Lane, 38th Floor

New York, NY 10038

Attn:  General Counsel

Telephone:  (212) 380-9479

Facsimile:  (212) 380-9498

To Good Sam:

Good Sam Enterprises, LLC

250 Parkway Drive

Suite 270

Lincolnshire, IL 60069

Attention: President

Telephone:                        (805) 667-4100

Facsimile:                              (805) 667-4419

To Camping World:

Camping World, Inc.

250 Parkway Drive

Suite 270

Lincolnshire, IL 60069

Attention: President

Telephone:                        (847) 229-6457

Facsimile:                              (847) 557-1267

All notices, consents, waivers, and other communications under this Agreement shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth above (or to such other addresses and telecopier numbers as a party may designate by notice to the other party in accordance with the provisions of this Agreement).

6.            Governing Law.  This Agreement shall be governed by and construed and enforced in all respects according to the internal laws of the State of Delaware, determined without reference to conflict of law principles.

7.            Injunctive Relief.  The parties hereto recognize that a breach of Section X.1 or X.2 of this Agreement may cause irreparable injury and that damages at law would be difficult to ascertain.  The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants thereof, in addition to any other remedies available at law or in equity.

8.            Severability.  In the event that any of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall to the fullest extent possible modify any such provision to the extent required to carry out the general intention of this Agreement and to impart validity thereto.

9.            Waiver.  No forbearance, indulgence, or relaxation or inaction by any party at any time to require performance of any provisions of this Agreement shall in any way affect, diminish or prejudice the right of a party hereto to require performance of that provision and any waiver or acquiescence by any party hereto in any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence in any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself or a waiver of any right under or arising out of this Agreement or acquiescence in or recognition of rights and/or positions other than as expressly stipulated in this Agreement.

10.    Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

[The remainder of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GOOD SAM ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Chief Executive Officer

CAMPING WORLD, INC.

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Chief Executive Officer

CWI, INC.

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Chief Executive Officer

GMAC INSURANCE MARKETING, INC.

By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Financial Officer

Schedule A

Other Carriers

Allied Insurance

Arrowhead General Insurance Agency

ASI Underwriters Corp.

Foremost Insurance Company

National Interstate Insurance Company

Next Wave Insurance Services, LLC

Progressive Casualty Insurance Company

Recreation Insurance Specialists, LLC

Safeco Insurance